UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

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☐	Preliminary information statement
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ALABAMA POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2017
ANNUAL MEETING
& INFORMATION STATEMENT

www.alabamapower.com

ALABAMA POWER COMPANY
Birmingham, Alabama

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 28, 2017

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders of Alabama Power Company will be held at the Grand Hotel Marriott Resort located at One Grand Boulevard, Point Clear, Alabama 36564 on April 28, 2017 at 8:00 a.m., Central Time, to elect 11 members of the Board of Directors and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 15, 2017 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Alabama Power Company Corporate Secretary at (205) 257-1000 or by e-mail to apcocorpsec@southernco.com.

The Information Statement and the 2016 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT AND THE 2016 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2017.

This Information Statement and the 2016 Annual Report also are available to you at www.alabamapower.com/our-company/how-we-operate/facts-financials.html.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Ceila H. Shorts
Corporate Secretary

Birmingham, Alabama
March 28, 2017

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Alabama Power Company (Company) in connection with the 2017 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on April 28, 2017 at 8:00 a.m., Central Time, at the Grand Hotel Marriott Resort located at One Grand Boulevard, Point Clear, Alabama 36564. This Information Statement is initially being provided to shareholders on or about March 28, 2017. The Information Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2016 (2016 Annual Report) are also available on the internet at www.alabamapower.com/our-company/how-we-operate/facts-financials.html.

At the meeting, the shareholders will vote to elect 11 members to the Board of Directors and will transact any other business that may properly come before the meeting. The Company is not aware of any other matters to be presented at the meeting; however, the holder of the Company's common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of the Company's common stock, preferred stock, and Class A preferred stock on the record date of March 15, 2017 are entitled to notice of and to vote at the meeting. On that date, there were 30,537,500 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company). There were also 475,115 shares of preferred stock and 1,520,000 shares of Class A preferred stock outstanding on that date. In addition, the Company has outstanding shares of preference stock, the holders of which are not entitled to vote in the election of Directors.

With respect to the election of Directors, all of the outstanding shares of preferred stock and Class A preferred stock are entitled to vote as a single class with the Company's common stock. Each share of outstanding common stock counts as one vote. Each share of the 4.20% Series, the 4.52% Series, the 4.60% Series, the 4.64% Series, the 4.72% Series, and the 4.92% Series of outstanding preferred stock, with par value of $100 per share, counts as two-fifths vote, and each share of the 5.83% Series of outstanding Class A preferred stock, with stated capital of $25 per share, counts as one-tenth vote. The Company's Articles of Incorporation provide for cumulative voting rights for the shares of common stock, preferred stock, and Class A preferred stock.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company's Information Statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the Information Statement for the 2018 Annual Meeting, shareholder proposals must be received by the Company no later than January 27, 2018.

NOMINEES FOR ELECTION AS DIRECTORS

A Board of 11 Directors is to be elected at the 2017 Annual Meeting of Shareholders, with each Director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a Director. If any named nominee becomes unavailable for election, the Board may substitute another nominee.

Below is information concerning the nominees for Director stating, among other things, their names, ages, positions, and offices held, and descriptions of their business experience. The background, experiences, and strengths of each nominee contribute to the diversity of the Company's Board. The ages of the Directors shown below are as of December 31, 2016.

Mark A. Crosswhite - Director since 2014
Mr. Crosswhite, 54, is Chairman, President, and Chief Executive Officer of the Company and Executive Vice President of Southern Company. He has served as President, Chief Executive Officer, and Director since March 2014 and Chairman of the Board of Directors since May 2014. He served as Executive Vice President and Chief Operating Officer of Southern Company from July 2012 through February 2014 and President, Chief Executive Officer, and Director of Gulf Power Company from January 2011 through June 2012. Mr. Crosswhite serves on the Board of privately-held Mercedes-Benz U.S. International, Inc. He also serves on several civic and non-profit boards. He is the Chairman of the Board of the Economic Development Partnership of Alabama, Chairman of the Board of the United Way of Central Alabama, and the immediate past Chairman of the Birmingham Business Alliance. He also serves as a Director for the Southern Research Institute, the University of Alabama Law School Foundation, Leadership Birmingham, the Birmingham Zoo, and the Virginia Samford Theatre. He is a graduate of Leadership Alabama. Mr. Crosswhite has nearly 30 years of experience in the energy industry. His experience in operations and external affairs, legal expertise, and understanding of the electric utility business and its regulatory structure make him well qualified to serve on the Company's Board.

Whit Armstrong - Director since 1982
Mr. Armstrong, 69, is the Managing Member of Creeke Capital Investments, LLC (a private personal investment company), a position he has held since August 2011. He previously served as President, Chief Executive Officer, and Chairman of The Citizens Bank, Enterprise, Alabama, from 1975 to 2011 and President, Chief Executive Officer, and Chairman of The Citizens Bank's holding company, Enterprise Capital Corporation, Inc. from 1979 to 2011. Mr. Armstrong is Chairman of the Industrial Development Board of the City of Enterprise, former Chairman of the Ethics Commission of the State of Alabama, and a former member of the Alabama State Banking Board. He also has served or currently serves as a member of the Boards of Troy State University Foundation, Enterprise State Community College Foundation, E.L. Gibson Foundation, Friends of Fort Rucker, and other civic and community organizations. He formerly served as a Director and member of the Audit and Compensation Committees of Enstar Group Inc. Mr. Armstrong's background and extensive experience as a senior executive of a financial institution, including extensive focus on complex financial issues, and as a leader in other business, economic development, civic, educational, and other not-for-profit organizations, along with his long-standing knowledge of the Company and his seasoned business judgment, are valuable to the Company's Board.

David J. Cooper, Sr. - Director since 1998
Mr. Cooper, 71, is the Vice Chairman of Cooper/T. Smith Corporation, in Mobile, Alabama, a privately-held corporation that is one of the largest stevedoring and maritime-related firms in the United States. Mr. Cooper serves on the Board of Regions Financial Corporation where he is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Cooper also serves on the Boards of Crescent Towing and Salvage Company and CSC Assurance Ltd. He formerly served on the Board of Directors of SouthTrust Bank (now Wells Fargo & Company). Mr. Cooper serves or has served on several civic and non-profit Boards, including the Economic Development Partnership of Alabama, the American Automobile Association, the Alabama State Port Authority, the Japan America Society of Alabama, and the Mobile Area Chamber of Commerce. Mr. Cooper is the past Chairman of the Mobile Infirmary Medical Center, the International Business Advisory Board, and the UMS-Wright Preparatory School Board of Trustees. Mr. Cooper's background and long experience as a senior executive of a large corporation, his extensive exposure to complex financial issues at large companies, and his leadership in business, economic development, civic, educational, and other not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company's Board.

O.B. Grayson Hall, Jr. - Director since 2015
Mr. Hall, 59, has served as Chairman of Regions Financial Corporation since May 2013, Chief Executive Officer of Regions Financial Corporation since April 2010, and President of Regions Financial Corporation since 2009. He previously served as President and Chief Operating Officer of Regions Financial Corporation and Regions Bank from 2009 to 2010. Mr. Hall has an extensive record of community involvement. He currently serves on the Board of Directors of Vulcan Materials Company and the Federal Reserve Bank of Atlanta. He previously served as a representative on the Federal Advisory Council of the Federal Reserve Bank from 2014 to 2016 and on the Board of Directors of Zep, Inc. He is on the Boards of the Birmingham Business

Alliance, the Newcomen Society of Alabama, and the Economic Development Partnership of Alabama. In August 2011, Mr. Hall was appointed by the Governor of Alabama to serve on the Tornado Recovery Action Council. Mr. Hall’s background and experience in the business community, as well as his civic leadership, make him a valuable member of the Company’s Board.

Anthony A. Joseph - Director since 2015
Mr. Joseph, 63, is a shareholder with the law firm of Maynard, Cooper & Gale, P.C., in Birmingham, Alabama, since 2006. He previously served as an Assistant U.S. Attorney and Special Agent with the Federal Bureau of Investigation. He also served as an Assistant District Attorney in Bessemer, Alabama. Mr. Joseph has extensive community and civic involvement. He served as President of the Alabama State Bar Association in 2013 and 2014 and previously served as Vice President, Bar Commissioner and as a member of the Disciplinary Commission, Disciplinary Panel, and the Character & Fitness Committee. He also served on the Alabama Criminal Justice Council, as both President and Secretary/Treasurer of the Birmingham Bar Association, and as President of the Legal Aid Society. Mr. Joseph served as Chair of the American Bar Association Criminal Justice Section and is a Fellow of the American College of Trial Lawyers. Mr. Joseph is active in many professional associations in the State of Alabama. He is a graduate of Leadership Alabama and a member of Leadership Birmingham’s Executive Committee. He has previously served on the Boards of Advent Episcopal Day School, the Birmingham YMCA, and the American Red Cross, and as President of Big Brothers/Big Sisters. Mr. Joseph’s background and experience as a leader in the business and legal communities and his reputation for insightful decision-making make him a well-qualified member of the Company’s Board.

Patricia M. King - Director since 1997
Ms. King, 71, is Chairman of the Board of Sunny King Automotive Group (automobile dealerships) in Anniston, Alabama, a position she has held since 2015. Previously, Ms. King served as President and Chief Executive Officer of Sunny King Automotive Group from 1990 to 2012 and President from 2012 to 2015. Ms. King is a founding member and Director of Noble Bank and Trust and serves on the Board of the Business Council of Alabama. Ms. King also serves, or has served, as a Director on the Boards of the Knox Concert Series and the Public Education Foundation of Anniston and is a member of the Jacksonville State University College of Commerce and Business Administration Business Advisory Board and other community and civic organizations. Ms. King's background and extensive experience as a business owner and as a leader in business, civic, educational, and other not-for-profit organizations, along with her long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company's Board.

James K. Lowder - Director since 1997
Mr. Lowder, 67, is Chairman of the Board of The Colonial Company and certain of its subsidiaries (real estate development and sales) in Montgomery, Alabama. He serves on the Board of Directors of Mid-America Apartment Communities, Inc. (formerly Colonial Properties Trust) and formerly served on the Board of AlaTrust, Inc., which was acquired by Oakworth Capital, Inc. in 2015. He is a member of the Greater Montgomery Home Builders Association and a former Director of the Home Builders Association of Alabama. Mr. Lowder is the past Chairman and a current Board member of the Alabama Shakespeare Festival, Chairman of the Alabama Shakespeare Festival Endowment Trust, a past Board member of Leadership Montgomery, past President of the Board of the Montgomery YMCA, past Chairman of the Montgomery Area Chamber of Commerce, and past Chairman of the Montgomery Area United Way Campaign. Mr. Lowder's background and many years as a senior executive and a leader in business, civic, educational, and other not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company's Board.

Robert D. Powers - Director since 1992
Mr. Powers, 66, is President and co-owner of The Eufaula Agency, Inc. (an insurance brokerage and real estate company). He maintains professional designations in insurance and finance. He is active in a number of business ventures in Eufaula, Alabama. Mr. Powers served 16 years as a member of the Eufaula City Council and has served on numerous city commissions and boards. Mr. Powers is on the Board of Directors of the Business Council of Alabama, the Economic Development Partnership of Alabama Foundation, and the Alabama Partnership for Children. He also served on the boards of the United Way of Greater Barbour County, the Eufaula/Barbour County Chamber of Commerce, and the Clearing House/Family Service

Center of Barbour County. Mr. Powers is a Director of the Alabama School Readiness Alliance. He has served in leadership roles in numerous civic, government, business, and charitable organizations, including service in the U.S. Army (active and reserve). Mr. Powers' background and experience as a business owner and as a leader in other business, civic, educational, and other not-for-profit organizations, along with his considerable knowledge of the Company and seasoned business judgment, are valuable to the Company's Board.

Catherine J. Randall - Director since 2015
Dr. Randall, 66, is Chairman of the Board of Pettus Randall Holdings, LLC (a real estate company), in Tuscaloosa, Alabama, a position she has held since 2002. Dr. Randall is the former Chairman of the Board of Randall Publishing Company and a former Director of the University Honors Program at the University of Alabama. Dr. Randall holds two Ph.D. degrees from the University of Alabama. Dr. Randall is also a member of the Board of Directors of privately-held Mercedes-Benz U.S. International, Inc. Dr. Randall has served in numerous community roles, both locally and nationally, including National President of Mortar Board, Inc., President of the Board of Directors of the Alabama Women’s Hall of Fame, Director of Alabama Girls State, and Chairman of the Alabama Academy of Honor. Dr. Randall is former Chair of the American Village Board of Directors. Dr. Randall is also the former head of Alabama Girls State and a member of the Board of Directors of the Alabama Center for Civic Life, which assists communities with local and national issues. In 2011, Dr. Randall was appointed to the Governor’s Tornado Recovery Action Council. Dr. Randall's dedication to the State of Alabama, as well as her extensive experience in the business and academic communities, make Dr. Randall a valuable member of the Company’s Board.

C. Dowd Ritter - Director since 1997
Mr. Ritter, 69, is the retired Chairman and Chief Executive Officer of Regions Financial Corporation and Regions Bank, positions he held from 2008 to 2010. He also served as Chairman of the Board, President, and Chief Executive Officer of AmSouth Bancorporation from 1998 until its merger with Regions Financial Corporation in 2008. Mr. Ritter is retired from the Board of Directors of Protective Life Corporation, where he served on the Risk, Finance, and Investments Committee and was the Chair of the Compensation and Management Succession Committee, and McWane, Inc., a privately-held manufacturer of iron water works and plumbing products in Birmingham, Alabama. He is the former Chairman of the Board of Trustees of Birmingham-Southern College and Chairman Emeritus of the Birmingham Business Alliance. His additional past service to the community includes 2009 Co-Chair of the 50th Anniversary Campaign for The Community Foundation of Greater Birmingham, 2007 Honorary Chairman of the Multiple Sclerosis Society's Legacy of Leadership Campaign, the Birmingham Civil Rights Institute Campaign Steering Committee, the Sixteenth Street Baptist Church Stabilization Steering Committee, Chairman of the Board of Directors and 1993 Campaign Chair for the United Way of Central Alabama, campaign Co-Chairman for the American Cancer Society's Five Points South Center and Hope Lodge, member of the Board of Trustees of the Birmingham Museum of Art and Leadership Birmingham, and Director of the Economic Development Partnership of Alabama. Mr. Ritter's experience as a senior executive of large financial institutions, extensive exposure to complex financial issues at large public companies, and experience leading other business, economic development, civic, other not-for-profit, and educational organizations are valuable to the Company's Board.

Robert Mitchell Shackleford, III - Director since 2015
Mr. Shackleford, 65, is President of Canfor Scotch Gulf. He previously served as Vice President of Canfor Western U.S. South Operations. Canfor is a leading integrated forest products company with operations in Western Canada and in North Carolina, South Carolina, Alabama, Georgia, and Mississippi. Mr. Shackleford began his career at Gulf Lumber in 1977. In 1988, he became Executive Vice President of Gulf Lumber and in 2009 became President of Scotch-Gulf Lumber Company. Following the 2015 purchase of Scotch-Gulf Lumber by Canfor, Mr. Shackleford was named Vice President of Canfor Western U.S. South Operations. Mr. Shackleford is a member of the Regional Advisory Board of Regions Bank. He is currently on the Board of the Mississippi Export Railroad. He formerly served as Chairman of the Board of Directors of Southern Pine Inspection Bureau and as a Trustee for UMS-Wright Preparatory School in Mobile, Alabama. Mr. Shackleford’s extensive business experience, as well as his community leadership, make him a well-qualified and knowledgeable member of the Company’s Board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of Directors. The shareholders entitled to vote in the election of Directors have the right to cumulate their votes. Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of Directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees. A shareholder will not be entitled to vote cumulatively at the Company's 2017 Annual Meeting unless such shareholder gives the Company notice of his or her intent to cumulate his vote at least 48 hours before the time set for the meeting. If one shareholder gives such notice, all shareholders will be entitled to cumulate their votes without giving further notice.

Southern Company, as the owner of all of the Company's outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a Board of Directors which has been set at a total not to exceed 25 members. The current nominees for election as Directors consist of 11 members - 10 non-employee Directors and Mr. Crosswhite, the Chairman of the Board, President, and Chief Executive Officer of the Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company's outstanding common stock, which represents a substantial majority of the overall voting power of the Company's equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (NYSE). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE's listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE's listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company's shareholders. In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee Directors of the Company are compensated for service on the Board of Directors. The pay components for non-employee Directors are:

•	Annual cash retainer:

◦	$92,000 for Directors serving as chair of a Board committee

◦	$84,000 for other Directors

◦	The annual cash retainer was increased in October 2016 and is paid quarterly.

•	Annual stock retainer:

◦	$66,000 per year payable in shares of Southern Company common stock (Common Stock)

◦	The annual stock retainer was increased in October 2016 and is paid quarterly.

All or a portion of a Director's cash retainer fee may be paid in Common Stock. Meeting fees were discontinued in 2016.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the Director, all or a portion of the Director's compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Outside Directors of Alabama Power Company, as amended and restated effective January 1, 2008 (Director Deferred Compensation Plan), until membership on the Board ends. Deferred compensation may be invested as follows, at the Director's election:

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock or cash upon leaving the Board; or

•	at the prime interest rate which is paid in cash upon leaving the Board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the Director, may be distributed in a lump sum payment, or in up to 15 annual or 60 quarterly distributions after leaving the Board. The Company has established a grantor trust that primarily holds Common Stock that funds the Common Stock units that are distributed in shares of Common Stock. Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company's non-employee Directors that served during any part of 2016, including amounts deferred in the Director Deferred Compensation Plan. Non-employee Directors do not receive non-equity incentive plan compensation or stock option awards, and there is no pension plan for non-employee Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Whit Armstrong	62,600	42,375	3,001	107,976
Ralph D. Cook(4)	15,734	11,500	1,609	28,843
David J. Cooper, Sr.	52,200	42,375	3,836	98,411
O.B. Grayson Hall, Jr.	57,934	42,375	2,997	103,306
Anthony A. Joseph	54,600	42,375	2,917	99,892
Patricia M. King	54,600	42,375	2,700	99,675
James K. Lowder	54,600	42,375	622	97,597
Malcolm Portera(4)	15,734	11,500	701	27,935
Robert D. Powers	68,600	42,375	0	110,975
Catherine J. Randall	54,600	42,375	4,868	101,843
C. Dowd Ritter	51,000	42,375	2,282	95,657
James H. Sanford(4)	18,400	11,500	924	30,824
R. Mitchell Shackleford, III	54,600	42,375	3,005	99,980

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.

(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.

(3)	Consists of reimbursements for taxes on imputed income associated with gifts and activities provided to attendees at Company-sponsored events.
(4) Justice Cook, Dr. Portera, and Mr. Sanford retired from the Board effective April 22, 2016.

BOARD LEADERSHIP STRUCTURE

The Board believes that the combined role of Chief Executive Officer and Chairman is most suitable for the Company because the Chief Executive Officer is the Director most familiar with the Company's business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Non-employee Directors and management have different perspectives and roles in strategy development. The Chief Executive Officer brings Company-specific experience and expertise, while the Company's non-employee Directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the Directors to hold an executive session of the non-employee Directors without management participation at each regularly scheduled Board of Directors meeting. The Chairman of the Controls and Compliance Committee presides over these executive sessions. Information on how to communicate with the Chairman of the Controls and Compliance Committee or the non-employee Directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mr. Armstrong (Chairman), Mr. Joseph, and Mr. Lowder

•	Met four times in 2016

•	Oversees the Company's internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the Board, oversight of the Company's system of internal control, compliance, ethics, and employee concerns programs and activities. The Controls and Compliance Committee's responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the Board of Directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company's financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company's financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, material alternative financial treatments within generally accepted accounting principles, proposed adjustments, control recommendations, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management, and other material written communications between the internal auditors and/or the independent registered public accounting firm and management.

The charter of the Southern Company Audit Committee is available on Southern Company's website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Hall (Chairman), Mr. Cooper, and Dr. Randall

•	Met three times in 2016

•	Oversees the administration of the Directors' compensation arrangements and reviews employee compensation

The Company's Compensation Committee reviews and provides input to Southern Company's Chairman, President, and Chief Executive Officer for consideration by the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company's Chief Executive Officer and makes recommendations regarding the fees paid to members of the Company's Board of Directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company's executive officers.  It also administers executive compensation plans and reviews management succession plans.  The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company's website (www.southerncompany.com).

The Southern Company Compensation and Management Succession Committee, which has authority to retain independent advisors, including compensation consultants, at Southern Company's expense, engaged Pay Governance LLC (Pay

Governance) to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee's requirements. Pay Governance also advises the Southern Company Compensation and Management Succession Committee on executive compensation and related corporate governance trends.

Pay Governance is engaged solely by the Southern Company Compensation and Management Succession Committee and does not provide any services directly to management unless authorized to do so by the Southern Company Compensation and Management Succession Committee. The Southern Company Compensation and Management Succession Committee reviewed Pay Governance's independence and determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management, which was confirmed in a written statement delivered to the Southern Company Compensation and Management Succession Committee.

During 2016, Pay Governance assisted the Southern Company Compensation and Management Succession Committee with analyzing comprehensive market data and its implications for pay at the Company and its affiliates and various other governance, design, and compliance matters.

Executive Committee:

•	Members are Mr. Crosswhite (Chairman), Mr. Armstrong, Mr. Cooper, and Mr. Ritter

•	Did not meet in 2016

•	Acts in place of full Board on matters that require Board action between scheduled meetings of the Board to the extent permitted by law and within certain limits set by the Board

Nuclear Committee:

•	Members are Mr. Powers (Chairman), Ms. King, and Mr. Shackleford

•	Met three times in 2016

•	Reviews nuclear activities

•
Chairman serves on the Southern Nuclear Operating Company, Inc. (Southern Nuclear) Nuclear Oversight Committee as a representative of the Board for which he received meeting fees from the Company until meeting fees were discontinued in October 2016

BOARD RISK OVERSIGHT

The Chief Executive Officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company. All significant risks identified on the Company's risk profile are reviewed with the full Board at least annually. In addition, the Board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues. As part of its overall review of management's risk assessment, the Controls and Compliance Committee also elevates any significant risk issues to the full Board as appropriate.

DIRECTOR ATTENDANCE

The Board of Directors met seven times in 2016. Average Director attendance at all applicable Board and committee meetings held in 2016 was 97%. No nominee attended less than 75% of applicable meetings during 2016.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full Board, with input from the Company's Chairman, President, and Chief Executive Officer, identifies Director nominees. The Board evaluates candidates based on the requirements set forth in the Company's by-laws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company's common stock and, as a result, Southern Company's affirmative vote is sufficient to elect Director nominees. Consequently, the Board does not accept proposals from preferred shareholders regarding potential candidates for election as Director. Southern Company's Chairman, President, and Chief Executive Officer also has input on behalf of Southern Company regarding potential candidates for Director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company's Board of Directors, the Chairman of the Controls and Compliance Committee, or the non-employee Directors may contact them by writing c/o Corporate Secretary, Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35203 or by sending an email to apcocorpsec@southernco.com. The Corporate Secretary will receive the correspondence and forward it to the individual Director or Directors to whom the correspondence is directed or the Chairman of the Controls and Compliance Committee. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company's annual meeting of shareholders by Directors. The Company does not solicit proxies for the election of Directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company's preferred stock rarely attend the annual meeting. Consequently, a policy encouraging Directors to attend the annual meeting of shareholders is not necessary. One of the Company's Directors attended the Company's 2016 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company's financial reporting process on behalf of the Board of Directors of Southern Company. Management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company's financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management's report on the Company's internal control over financial reporting in the 2016 Annual Report to Shareholders with management. The Audit Committee also reviews the Company's quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees and SEC Rule 2-07 of Regulation S-X, Communications with Audit Committees. In addition, in accordance with the rules of the PCAOB, the Audit Committee has discussed with and has received the written disclosures and letter from the independent registered public accounting firm regarding its independence from management and the Company. The Audit Committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company and its affiliates is compatible with maintaining the firm's independence.

The Audit Committee discussed their overall audit scopes and plans separately with the Company's internal auditors and independent registered public accounting firm. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company's financial reporting. The Audit Committee also meets privately with Southern Company's compliance officer. The Audit Committee held ten meetings during 2016.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Southern Company (and such Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2017. At the 2017 annual meeting of Southern Company's stockholders, the stockholders will be asked to ratify that selection.

Members of the Audit Committee as of December 31, 2016:

John D. Johns, Chair
Juanita Powell Baranco
Jon A. Boscia
Warren A. Hood, Jr.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) - the Company's principal independent registered public accounting firm for 2016 and 2015.

	2016	2015
	(in thousands)
Audit Fees (1)	$2,295	$2,508
Audit-Related Fees (2)	15	13
Tax Fees	—	—
All Other Fees (3)	17	36
Total	$2,327	$2,557

(1)	Includes services performed in connection with financing transactions.

(2)	Includes non-statutory audit services in 2015 and 2016.

(3)
Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars in 2015 and 2016, subscription fees for Deloitte & Touche's technical accounting research tool in 2015 and 2016, and travel expenses for Deloitte & Touche's training facilitator in 2015.

In 2002, the Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by the Company's principal independent registered public accounting firm. All services included in the chart above were pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee's approval of the independent registered public accounting firm's annual engagement letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company's independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2017 Annual Meeting of Shareholders unless, at least three business days prior to the day of the meeting, the Company's Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Alabama Power Company, 600 North 18th Street, Birmingham, Alabama

35203, that the shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if desired.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the Board of Directors of Southern Company.

This section describes the compensation program for the Company's Chief Executive Officer and Chief Financial Officer in 2016, as well as each of the Company's other three most highly compensated executive officers serving at the end of the year.

Mark A. Crosswhite	Chairman, President, and Chief Executive Officer
Philip C. Raymond	Executive Vice President, Chief Financial Officer, and Treasurer
Gregory J. Barker	Executive Vice President
James P. Heilbron	Senior Vice President and Senior Production Officer
Zeke W. Smith	Executive Vice President

Also described is the compensation of Steven R. Spencer, who served as an Executive Vice President of the Company until March 31, 2016. Effective April 1, 2016, Mr. Spencer resigned from his role as Executive Vice President of the Company to serve as President of the Economic Development Partnership of Alabama (EDPA), a non-profit organization that works to attract, retain, and grow jobs in Alabama. Mr. Spencer remains an employee of the Company.

Collectively, these officers are referred to as the named executive officers.

EXECUTIVE SUMMARY

Pay for Performance

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the named executive officers for 2016.

	Salary ($)(1)	% of Total	Annual Cash Incentive Award ($)(2)	% of Total	Long-Term Equity Incentive Award ($) (3)	% of Total
M. A. Crosswhite	682,870	19%	934,635	27%	1,905,557	54%
P. C. Raymond	375,165	39%	322,908	34%	264,385	27%
G. J. Barker	315,856	40%	274,068	34%	206,984	26%
J. P. Heilbron	257,925	42%	197,184	32%	155,591	26%
Z. W. Smith	375,177	39%	322,918	34%	264,385	27%
S. R. Spencer	502,511	34%	475,768	33%	480,567	33%

(1) Salary is the actual amount paid in 2016.
(2) Annual Cash Incentive Award is the actual amount earned in 2016 under the Performance Pay Program based on achievement of annual performance goals.
(3) Long-Term Equity Incentive Award reflects the target value of the performance shares granted in 2016 under the Performance Share Program.

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•
Business unit financial and operational performance and Southern Company earnings per share (EPS), based on actual results as adjusted by the Compensation Committee, compared to target performance levels established early in the year, determine the actual payouts under the annual cash incentive award program (Performance Pay Program).

•
Southern Company's total shareholder return (TSR) compared to those of industry peers, cumulative EPS, and equity-weighted return on equity (ROE) over a three-year period lead to higher or lower payouts under the long-term equity incentive award program (Performance Share Program).

In support of this performance-based pay philosophy, the Company has no general employment contracts with the named executive officers except for an agreement governing the terms of Mr. Spencer's service to the EDPA. This agreement is described at the end of this CD&A.

The pay-for-performance principles apply not only to the named executive officers but to thousands of the Company's employees. The Performance Pay Program covers almost all of the nearly 7,000 employees of the Company. Performance shares were granted to over 600 employees of the Company in 2016. These programs engage employees and encourage alignment of their interests with the Company's customers and Southern Company's stockholders.

The Company's financial and operational goal results and Southern Company's EPS goal results for 2016, as adjusted and further described in this CD&A, are shown below:

Financial:	177% of Target	Operational:	164% of Target	EPS:	171% of Target

Southern Company's annualized TSR has been:

1-Year:	9.9%	3-Year:	11.2%	5-Year:	5.9%

These levels of achievement, as adjusted, resulted in payouts that were aligned with the Company's and Southern Company's performance.

Compensation Philosophy

The Company's compensation program is based on the following beliefs:

•	Employees' commitment and performance have a significant impact on achieving business results;

•	Compensation and benefits offered must attract, retain, and engage employees and must be financially sustainable;

•	Compensation should be consistent with performance: higher pay for higher performance and lower pay for lower performance; and

•	Both business drivers and culture should influence the compensation and benefit program.

Based on these beliefs, the Compensation Committee believes that the Company's executive compensation program should:

•	Be competitive with the Company's industry peers;

•	Reward achievement of the Company's goals;

•	Be aligned with the interests of Southern Company's stockholders and the Company's customers; and

•	Not encourage excessive risk-taking.

Executive compensation is targeted at the market median of industry peers, but actual compensation is primarily determined by achievement of the Company's and Southern Company's business goals. The Company believes that focusing on the customer drives achievement of financial objectives and delivery of a premium, risk-adjusted TSR for Southern Company's stockholders. Therefore, short-term performance pay is based on achievement of the Company's operational and financial performance goals and Southern Company's EPS goal. Long-term performance pay is tied to Southern Company's TSR performance, cumulative EPS, and equity-weighted ROE.

Key Compensation Practices

•	Annual pay risk assessment required by the Compensation Committee charter.

•	Retention by the Compensation Committee of an independent compensation consultant, Pay Governance, that provides no other services to the Company or Southern Company.

•
Inclusion of a claw-back provision that permits the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results, and requires recoupment from an executive officer in the event of a material financial restatement due to fraud or misconduct of the executive officer.

•	No excise tax gross-up on change-in-control severance arrangements.

•	Provision of limited perquisites with no income tax gross-ups for the Chairman, President, and Chief Executive Officer, except on certain relocation-related benefits.

•	“No-hedging” provision in the Company's insider trading policy that is applicable to all employees.

•	Policy against pledging of Southern Company stock applicable to all executive officers and Directors of Southern Company, including the Company's Chief Executive Officer.

•	Strong stock ownership requirements that are being met by all named executive officers.

Establishing Executive Compensation

The Compensation Committee establishes the Southern Company system executive compensation program. In doing so, the Compensation Committee relies on input from its independent compensation consultant, Pay Governance. The Compensation Committee also relies on input from the Southern Company Human Resources staff and, for individual executive officer performance, from Southern Company's and the Company's respective Chief Executive Officers. The role and information provided by each of these sources is described throughout this CD&A.

Consideration of Southern Company Stockholder Advisory Vote on Executive Compensation

The Compensation Committee considered the stockholder vote on Southern Company's executive compensation at the Southern Company 2016 annual meeting of stockholders. In light of the significant support of Southern Company's stockholders (93% of votes cast voting in favor of the proposal) and the actual payout levels of the performance-based compensation program, the Compensation Committee continues to believe that the executive compensation program is competitive, aligned with the Company's and Southern Company's financial and operational performance, and in the best interests of the Company's customers and Southern Company's stockholders.

ESTABLISHING MARKET-BASED COMPENSATION LEVELS
Pay Governance develops and presents to the Compensation Committee a competitive market-based compensation level for the Company's Chief Executive Officer, while the Southern Company Human Resources staff develops competitive market-based compensation levels for the other named executive officers of the Company. The market-based compensation levels for the Company's Chief Executive Officer are developed from the Willis Towers Watson Energy Services Survey focusing on regulated utilities with revenues above $6 billion, listed below. The market-based compensation levels for the other named executive officers of the Company are developed from a size-appropriate energy services executive compensation survey database comprised of several general industry and utility national surveys. For 2016 compensation, these levels were market tested using the Willis Towers Watson 2016 CDB Energy Services Executive Compensation Survey Report. The survey participants, listed below, are utilities with revenues of $1 billion or more.

Market data for the Company's Chief Executive Officer position and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed. When appropriate, the market data is size-adjusted, up or down, to accurately reflect comparable scopes of responsibilities. Based on that data, a total target compensation opportunity is established for each named executive officer. Total target compensation opportunity is the sum of base salary, the annual cash incentive award at target performance level, and the long-term equity incentive award at target performance level. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company's and Southern Company's performance for the year or period.

A specified weight was not targeted for base salary, the annual cash incentive award, or the long-term equity incentive award as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2016 compensation amounts.

Total target compensation opportunities for senior management as a group, including the named executive officers, are managed to be at the median of the market for companies of similar size in the electric utility industry. Therefore, some executives may be paid above and others below market. This practice allows for differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. Because of the use of market data from a large number of industry peer companies for positions that are not identical in terms of scope of responsibility from company to company, differences are not considered to be material and the compensation program is believed to be market-appropriate, as long as senior management as a group is within an appropriate range. Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

Chief Executive Officer Compensation Peer Group

American Electric Power Company, Inc.	Duke Energy Corporation	NRG Energy, Inc.
Ameren Corporation	Edison International	PG&E Corporation
Berkshire Hathaway Energy Company	Energy Transfer Partners, L.P.	PPL Corporation
Calpine Corporation	Entergy Corporation	Public Service Enterprise Group, Inc.
CenterPoint Energy, Inc.	Exelon Corporation	Sempra Energy
CMS Energy Corporation	FirstEnergy Corp.	Tennessee Valley Authority
Consolidated Edison, Inc.	Kinder Morgan, Inc.	The AES Corporation
Direct Energy	Monroe Energy LLC	The Williams Companies
Dominion Resources, Inc.	NextEra Energy, Inc.	UGI Corporation
DTE Energy Company	NiSource Inc.	Xcel Energy

Other Named Executive Officer Peer Group (non-Chief Executive Officer)

AGL Resources Inc.	Exelon Corporation	PNM Resources Inc.
Allete, Inc.	FirstEnergy Corp.	Portland General Electric Company
Alliant Energy Corporation	First Solar Inc.	PPL Corporation
Ameren Corporation	GE Energy	Public Service Enterprise Group Inc.
American Electric Power Company, Inc.	GE Oil & Gas	Puget Sound Energy, Inc.
American Water Works Company, Inc.	Genesis Energy	Questar Corporation
Areva Inc.	Idaho Power Company	Sacramento Municipal Utility District
Atmos Energy Corporation	ITC Holdings	Salt River Project
Avista Corporation	JEA	SCANA Corporation
Black Hills Corporation	Kinder Morgan Energy Partners, L.P.	ShawCor Ltd.
Boardwalk Pipeline Partners, L.P.	LG&E and KU Energy LLC	Sempra Energy
Bonneville Power Administration	Lower Colorado River Authority	Southwest Gas Corporation
Calpine Corporation	MDU Resources Group, Inc.	Spectra Energy Corp.
CenterPoint Energy, Inc.	Monroe Energy	Talen Energy
Cleco Corporation	National Grid USA	TECO Energy, Inc.
CMS Energy Corporation	New York Power Authority	Tennessee Valley Authority
Covanta Corporation	NextEra Energy, Inc.	The AES Corporation
CPS Energy	NorthWestern Corporation	The Williams Companies, Inc.
Direct Energy	NOVA Chemicals Corporation	TransCanada Corporation
Dominion Resources, Inc.	NRG Energy, Inc.	Tri-State Generation & Transmission Association, Inc.
DTE Energy Company	OGE Energy Corp.
Duke Energy Corporation	Oglethorpe Power Corporation	UGI Corporation
Edison International	Old Dominion Electric	UIL Holdings
Enable Midstream Partners	Omaha Public Power District	UNS Energy Corporation
Energy Future Holdings Corp.	Oncor Electric Delivery Company LLC	Vectren Corporation
Energy Transfer Partners, L.P.	ONE Gas, Inc.	Westar Energy, Inc.
EnLink Midstream	ONEOK, Inc.	WEC Energy Group, Inc.
Entergy Corporation	Pacific Gas & Electric Company	Xcel Energy Inc.
EQT Corporation	Pinnacle West Capital Corporation

EXECUTIVE COMPENSATION PROGRAM

The primary components of the 2016 executive compensation program include:

•	Short-term compensation

◦	Base salary

◦	Performance Pay Program

•	Long-term compensation

◦	Performance Share Program

•	Benefits

The performance-based compensation components are linked to the Company's financial and operational performance as well as Southern Company's financial and stock price performance, including TSR, EPS, and ROE. The executive compensation program is approved by the Compensation Committee, which consists entirely of independent directors of Southern Company. The Compensation Committee believes that the executive compensation program is a balanced program that provides market-based compensation and rewards performance.

2016 Base Salary

Most employees, including all of the named executive officers, received base salary increases in 2016.

With the exception of Southern Company executive officers, including Mr. Crosswhite, base salaries for all Southern Company system officers are within a position level with a base salary range that is established by the Southern Company Human Resources staff using the market data described above. Each officer is within one of these established position levels based on the scope of responsibilities that most closely resemble the positions included in the market data described above. The base salary level for individual officers is set within the applicable pre-established range. Factors that influence the specific base salary level within the range include the need to retain an experienced team, internal equity, time in position, and individual performance. Individual performance includes the degree of competence and initiative exhibited and the individual's relative contribution to the achievement of financial and operational goals in prior years.

Base salaries are reviewed annually in February, and changes are made effective March 1. The 2016 base salary levels for the named executive officers, other than for the Chief Executive Officer, were set within the applicable position level salary range and were approved by the Company's Chief Executive Officer. Mr. Crosswhite's base salary was recommended by the Chief Executive Officer of Southern Company and approved by the Compensation Committee.

	March 1, 2015 Base Salary ($)	March 1, 2016 Base Salary ($)
M. A. Crosswhite	641,609	692,938
P. C. Raymond	364,898	377,670
G. J. Barker	278,955	295,692
J. P. Heilbron	252,363	259,282
Z. W. Smith	364,911	377,682
S. R. Spencer	488,760	505,867

Later in March 2016, Mr. Barker's salary was further increased to $325,001 in connection with his election to Executive Vice President.

2016 Performance-Based Compensation

This section describes short-term and long-term performance-based compensation for 2016.

Achieving Operational and Financial Performance Goals - The Guiding Principle for Performance-Based Compensation

The Southern Company system's number one priority is to provide customers outstanding reliability and superior service at reasonable prices while achieving a level of financial performance that benefits Southern Company's stockholders in the short and long term. Operational excellence and business unit and Southern Company financial performance are integral to the achievement of business results that benefit customers and stockholders.

Therefore, in 2016, the Company strove for and rewarded:

•	Continuing industry-leading reliability and customer satisfaction, while maintaining reasonable retail prices;

•	Meeting energy demand with the best economic and environmental choices;

•	Long-term, risk-adjusted Southern Company relative TSR performance against a group of peer companies;

•	Achieving net income goals to support the Southern Company financial plan and dividend growth; and

•	Financial integrity - an attractive risk-adjusted return and sound financial policy.

The performance-based compensation program is designed to encourage achievement of these goals.

2016 Annual Performance-Based Pay Program

                                                   Annual Performance Pay Program Highlights

• Rewards achievement of annual performance goals; performance results can range from 0% to 200% of target, based on actual level of goal achievement
▪ EPS: earned at 171% of target
▪ Net Income: earned at 177% of target
▪ Operations: earned at 164% of target
•  2016 Payout: exceeded target performance
▪ Chief Executive Officer payout at 169% of target
▪ Average of the other named executive officers' payouts at 171% of target

Overview of Program Design

Almost all employees of the Company, including the named executive officers, are participants.

The performance goals are set at the beginning of each year by the Compensation Committee and include financial and operational goals for all employees. In setting goals, the Compensation Committee relies on information on financial and operational goals from the Finance Committee and the Nuclear/Operations Committee of the Southern Company Board of Directors, respectively.

•	Business Unit Financial Goal: Net Income
For Southern Company's traditional electric operating companies, including the Company, and Southern Power Company (Southern Power), the business unit financial performance goal is net income. There is no separate net income goal for Southern Company as a whole. Overall Southern Company performance is determined by the equity-weighted average of the business unit net income goal payouts.

•	Business Unit Operational Goals: Varies by business unit
For Southern Company's traditional electric operating companies, including the Company, operational goals are customer satisfaction, safety, culture, plant availability, transmission and distribution system reliability, and major projects, if applicable to the specific traditional electric operating company. Each of these operational goals is explained in more detail under Goal Details below. The level of achievement for each operational goal is determined according to the respective performance schedule, and the total operational goal performance is determined by the weighted average result. Each business unit has its own operational goals.

•	Southern Company Financial Goal: EPS
EPS is defined as Southern Company's net income from ongoing business activities divided by average shares outstanding during the year, as adjusted and approved by the Compensation Committee. The EPS performance measure is applicable to all participants in the Performance Pay Program.

•	Individual Performance Goals for the Chief Executive Officer:
The Performance Pay Program incorporates individual goals for all executive officers of Southern Company, including Mr. Crosswhite. The Chief Executive Officer of Southern Company reviews the individual performance of Mr. Crosswhite and recommends the payout level for approval by the Compensation Committee. The individual goals account for 10% of Mr. Crosswhite's Performance Pay Program goals.

Under the terms of the program, no payout can be made if events occur that impact Southern Company's financial ability to fund the Common Stock dividend.

Goal Details

Operational Goals	Description	Why It Is Important
Customer Satisfaction
Customer satisfaction surveys evaluate performance. The survey results provide an overall ranking for each traditional electric operating company, including the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.
Customer satisfaction is key to operations. Performance of all operational goals affects customer satisfaction.
Safety
Southern Company's Target Zero program is focused on continuous improvement in striving for a safe work environment. The performance is measured by the applicable company's ranking, as compared to peer utilities in the Southeastern Electric Exchange.
Essential for the protection of employees, customers, and communities.
Culture
The culture goal seeks to improve the Company's inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.
Supports workforce development efforts and helps to assure diversity of suppliers.
Availability
Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest. Availability is measured as a percentage of the hours of forced outages out of the total generation hours.
Availability of sufficient power during peak season fulfills the obligation to serve and provide customers with the least cost generating resources.
Reliability
Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.
Reliably delivering power to customers is essential to the Company's operations.
Major Projects - Plant Vogtle Units 3 and 4 and Kemper IGCC
The Southern Company system is committed to the safe, compliant, and high-quality construction and licensing of two new nuclear generating units under construction at Georgia Power Company's (Georgia Power) Plant Vogtle (Plant Vogtle Units 3 and 4) and Mississippi Power Company's (Mississippi Power) construction of the integrated coal gasification combined cycle facility in Kemper County (Kemper IGCC), as well as excellence in transition to operations and prudent decision-making related to these two major projects. A combination of subjective and objective measures is considered in assessing the degree of achievement. Annual goals are established that are designed to achieve long-term project completion with a focus on validating technology and providing clean, reliable operation. An executive review committee is in place for each project to assess progress. Final assessments for each project are approved by either Southern Company’s Chief Executive Officer or Southern Company’s Chief Operating Officer and confirmed by the Nuclear/Operations Committee of Southern Company.

Strategic projects enable the Southern Company system to expand capacity to provide clean, safe, reliable, and affordable energy to customers across the region. Long-term projects are accomplished through achievement of annual goals over the life cycle of the project.

Financial Performance Goals	Description	Why It Is Important
EPS	Southern Company's net income from ongoing business activities divided by average shares outstanding during the year.	Supports commitment to provide Southern Company's stockholders solid, risk-adjusted returns and to support and grow the dividend.
Net Income
For the traditional electric operating companies, including the Company, and Southern Power, the business unit financial performance goal is net income after dividends on preferred and preference stock.

Overall corporate performance is determined by the equity-weighted average of the business unit net income goal payouts.
Supports delivery of Southern Company stockholder value and contributes to the Company's and Southern Company's sound financial policies and stable credit ratings.

Individual Performance Goals (Mr. Crosswhite only)	Description	Why It Is Important
Individual Factors	Focus on overall business performance as well as factors including leadership development, succession planning, and fostering the culture and diversity of the organization.
Individual goals provide the Compensation Committee the ability to balance quantitative results with qualitative inputs by focusing on both business performance and behavioral aspects of leadership that lead to sustainable long-term growth.

The Compensation Committee approves threshold, target, and maximum performance levels for each of the operational goals. The ranges for the business unit and Southern Power net income goals and the Southern Company EPS goal for 2016 are shown below. If goal achievement is below threshold, there is no payout associated with the applicable goal.

Level of Performance	Alabama Power Net Income ($, in millions)	Georgia Power Net Income ($, in millions)	Gulf Power Net Income ($, in millions)	Mississippi Power Net Income ($, in millions)	Southern Power Net Income ($, in millions)	Southern Company EPS ($)
Maximum	836.0	1,384.0	132.4	184.0	349.0	2.96
Target	774.0	1,290.0	118.8	157.0	220.0	2.82
Threshold	713.0	1,126.0	105.1	130.0	160.0	2.68

Calculating Payouts

All of the named executive officers are paid based on Southern Company EPS performance. With the exception of Mr. Heilbron, all of the named executive officers are paid based on the Company's net income and operational performance. Southern Company Generation officers, including Mr. Heilbron, are paid based on the goal achievement of the traditional electric operating company supported (60%) and Southern Company Generation (40%). The Southern Company Generation business unit financial goal is based on the equity-weighted average net income payout results of the traditional electric operating companies and Southern Power. With the exception of the culture and safety goals, Southern Company Generation's operational goal results are the corporate/aggregate operational goal results. According to the terms of his agreement with the Company, Mr. Spencer's final payout can be adjusted positively or negatively based upon his performance as President of the EDPA.

Actual 2016 goal achievement is shown in the following tables.

Operational Goal Results

The Company (Messrs. Crosswhite, Raymond, Baker, Heilbron, Smith, and Spencer)

Goal	Achievement
Customer Satisfaction	Maximum
Safety	Below target
Culture	Above target
Availability	Slightly below maximum
Reliability	Above target
Total Company Operational Goal Performance Factor	164%

Southern Company Generation (Mr. Heilbron)

Goal	Achievement
Customer Satisfaction	Maximum
Safety	Below target
Major Projects - Plant Vogtle Units 3 and 4 annual objectives	Above target
Major Projects - Kemper IGCC annual objectives	At target
Culture	Above target
Availability	Significantly above target
Reliability	Above target
Total Southern Company Generation Operational Goal Performance Factor	152%

Financial Performance Goal Results

Goal	Result	Achievement Percentage (%)
Company Net Income (in millions)*	$821.74	177
Southern Power Net Income (in millions)*	$338.63	192
Corporate Net Income Result*	Equity-Weighted Average	179
EPS (from ongoing business activities)*	$2.89	171

*The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts.

•
EPS: Southern Company's adjusted EPS result was $2.89, exceeding the $2.82 target. The adjusted EPS result excludes the impact of charges related to the Kemper IGCC, equity return related to the Kemper IGCC schedule extension, and earnings, acquisition costs, integration costs, and financing costs related to Southern Company Gas, PowerSecure, Inc., and Southern Natural Gas. This is consistent with the earnings results publicly communicated to investors.

•
Net Income: The Company's adjusted net income result was $821.74 million, exceeding the $774.0 million target, and Southern Power's adjusted net income result was $338.63 million, exceeding the $220.0 million target. The adjusted results exclude the impact of integration costs.

A total performance factor for the named executive officers is determined by adding the applicable business unit financial and operational goal performance results and the EPS result and dividing by three, except for Mr. Crosswhite. For Mr. Crosswhite, the business unit financial and operational goal performance results and the EPS result are worth 30% each of the total performance factor, while his individual performance goal result is worth the remaining 10%. The total performance factor is multiplied by the target Performance Pay Program opportunity to determine the payout for each named executive officer.

	Southern Company EPS Result (%)	Business Unit Financial Goal Result (%)	Business Unit Operational Goal Result (%)	Individual Goal Result (%)	Total Performance Factor (%)
M. A. Crosswhite	171	177	164	150	169
P. C. Raymond	171	177	164	N/A	171
G. J. Barker	171	177	164	N/A	171
J. P. Heilbron	171	178	159	N/A	169
Z. W. Smith	171	177	164	N/A	171
S. R. Spencer	171	177	164	N/A	171

	Target Annual Performance Pay Program Opportunity (% of base salary)	Target Annual Performance Pay Program Opportunity ($)	Total Performance Factor (% of target)	Actual Annual Performance Pay Program Payout ($)
M. A. Crosswhite	80	554,350	169	934,635
P. C. Raymond	50	188,835	171	322,908
G. J. Barker	50	162,500	171	274,068
J. P. Heilbron	45	116,677	169	197,184
Z. W. Smith	50	188,841	171	322,918
S. R. Spencer	55	278,227	171	475,768

Long-Term Performance-Based Compensation

2016 Long-Term Pay Program Highlights

•
Long-term performance-based awards are intended to promote long-term success and increase stockholder value by directly tying a substantial portion of the named executive officers' total compensation to the interests of Southern Company stockholders.
•
Performance shares represent 100% of long-term target value
◦
TSR relative to industry peers (50%)
◦
Cumulative three-year EPS (25%)
◦
Equity-weighted ROE (25%)
•
Three-year performance period from 2016 through 2018
•
Performance results can range from 0% to 200% of target
•
Paid in Common Stock at the end of the performance period; accrued dividends only received if and when award is earned

2016 - 2018 Performance Share Program Grant

Performance shares are denominated in units, meaning no actual shares are issued on the grant date. A grant date fair value per unit was determined. For the portion of the grant attributable to the relative TSR goal, the value per unit was $45.19. For the portion of the grant attributable to the cumulative three-year EPS and equity-weighted ROE goals, the value per unit was $48.82. A target number of performance shares are granted to a participant, based on the total target value as determined as a percentage of a participant's base salary, which varies by grade level. The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers. Each performance share unit represents one share of Common Stock.

The award includes three performance measures for the 2016 - 2018 performance period, as well as a credit quality threshold requirement.

Goal	What it Measures	Why it's Important
Relative TSR (50% weighting)	TSR relative to peer companies	Aligns employee pay with investor returns relative to peers
Cumulative EPS (25% weighting)	Cumulative EPS over the three-year performance period	Aligns employee pay with Southern Company's earnings growth
Equity-Weighted ROE (25% weighting)	Equity-weighted ROE of the traditional electric operating companies	Aligns employee pay with Southern Company's ability to maximize return on capital invested

The EPS and ROE goals are also both subject to a credit quality threshold requirement that encourages the maintenance of adequate credit ratings to provide an attractive return to investors. If the primary credit rating of Southern Company, the Company, or Georgia Power falls below investment grade at the end of the three-year performance period, the payout for the EPS and ROE goals will be reduced to zero.

For each of the performance measures, a threshold, target, and maximum goal was set at the beginning of the performance period.

	Relative TSR Performance (50% weighting)	Cumulative EPS Performance (25% weighting)	Equity-Weighted ROE Performance (25% weighting)	Payout (% of Performance Share Units Paid)
Maximum	90th percentile or higher	$9.37	6.1%	200%
Target	50th percentile	$8.85	4.9%	100%
Threshold	10th percentile	$8.34	4.5%	0%

TSR is measured relative to a peer group of companies that are believed to be most similar to Southern Company in both business model and investors. The peer group is subject to change based on merger and acquisition activity.

TSR Performance Share Peer Group for 2016 - 2018 Performance Period

Alliant Energy Corporation	Eversource Energy
Ameren Corporation	OGE Energy Corporation
American Electric Power Company, Inc.	PG&E Corporation
CMS Energy Corporation	Pinnacle West Capital Corporation
Consolidated Edison, Inc.	PPL Corporation
DTE Energy Company	SCANA Corporation
Duke Energy Corporation	Westar Energy Inc.
Edison International	WEC Energy Group, Inc.
Entergy Corporation	Xcel Energy Inc.

The following table shows the grant date fair value and target number of the long-term equity incentive awards granted in 2016.

	Target Value (% of base salary)	Relative TSR (50%)		Cumulative EPS (25%)		Equity-Weighted ROE (25%)		Total Long-Term Grant
		Grant Date Fair Value ($)	Target Number of Shares (#)	Grant Date Fair Value ($)	Target Number of Shares (#)	Grant Date Fair Value ($)	Target Number of Shares (#)	Grant Date Fair Value ($)	Target Number of Shares (#)
M. A. Crosswhite	275	952,786	21,084	476,386	9,758	476,386	9,758	1,905,557	40,600
P. C. Raymond	70	132,181	2,925	66,102	1,354	66,102	1,354	264,385	5,633
G. J. Barker	70	103,485	2,290	51,749	1,060	51,749	1,060	206,984	4,410
J. P. Heilbron	60	77,772	1,721	38,910	797	38,910	797	15,591	3,315
Z. W. Smith	70	132,181	2,925	66,102	1,354	66,102	1,354	264,385	5,633
S. R. Spencer	95	240,275	5,317	120,146	2,461	120,146	2,461	480,567	10,239

Other Details about the Program

Performance shares are not earned until the end of the three-year performance period and after certification of the results by the Compensation Committee. A participant can earn from 0% to 200% of the target number of performance shares granted at the beginning of the performance period based solely on achievement of the performance goals over the three-year performance period. Dividend equivalents are credited during the three-year performance period but are only paid out if and when the award is earned. If no performance shares are earned, then no dividends are paid out. Payout for performance between points will be interpolated on a straight-line basis.

Participants who retire during the performance period will receive the full amount of performance shares actually earned at the end of the three-year period. Participants who become disabled or die during the performance period will receive a prorated number of performance shares based on the performance shares actually earned at the end of the three-year period. A participant who terminates employment, other than due to retirement, death, or disability, forfeits all unearned performance shares.

The Compensation Committee retains the discretion to approve adjustments in determining actual performance goal achievement.

2014 Long-Term Incentive Compensation Grants

In 2014, 60% of the target value of the long-term incentive program was granted in the form of performance shares under the Performance Share Program. For the three-year performance period of 2014 - 2016, performance shares could be earned based on a relative TSR performance goal. The Southern Company three-year TSR performance relative to the custom peer group selected by the Compensation Committee was below the threshold performance level. As a result, no participants in the program, including the named executive officers, earned performance share awards for the 2014 - 2016 performance period.

TSR Performance Share Peer Group for 2014 - 2016 Performance Period

Alliant Energy Corporation	Eversource Energy
Ameren Corporation	PG&E Corporation
American Electric Power Company, Inc.	Pinnacle West Capital Corporation
CMS Energy Corporation	PPL Corporation
Consolidated Edison, Inc.	SCANA Corporation
DTE Energy Company	WEC Energy Group, Inc.
Duke Energy Corporation	Xcel Energy Inc.
Edison International

	Target Performance Shares Granted (#)	Grant Date Target Value of Performance Shares ($)	Performance Shares Earned (#)	Value of Performance Shares Earned ($)
M. A. Crosswhite	22,056	827,982	0	0
P. C. Raymond	3,934	147,682	0	0
G. J. Barker	2,541	95,389	0	0
J. P. Heilbron	2,348	88,144	0	0
Z. W. Smith	3,937	147,795	0	0
S. R. Spencer	7,305	274,230	0	0

In 2014, the remaining 40% of the target value of the long-term incentive program was granted in the form of stock options which vested one-third each year on the anniversary of the grant date. The 2014 stock option grants had an exercise price of $41.28 per share. The Common Stock closing stock price on December 30, 2016 was $49.19.

Timing of Performance-Based Compensation

The establishment of performance-based compensation goals and the granting of equity awards are not timed to coincide with the release of material, non-public information.

OTHER COMPENSATION ELEMENTS

Retirement and Severance Benefits

Certain post-employment compensation is provided to employees, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits.

Retirement Benefits

Substantially all employees of the Company participate in the funded Pension Plan. Normal retirement benefits become payable when participants attain age 65. Employees are vested after completing five years of vesting service. One year of vesting service is equivalent to working at least 1,000 hours in a one-year period. The Company also provides unfunded benefits to certain employees, including the named executive officers, under two nonqualified plans: the Supplemental Benefit Plan (SBP-P) and the Supplemental Executive Retirement Plan (SERP). The SBP-P and the SERP provide additional benefits the Pension Plan cannot pay due to limits prescribed for the Pension Plan under the Internal Revenue Code of 1986, as amended (Internal Revenue Code). See the Pension Benefits table and accompanying information for more pension-related benefits information.

Substantially all employees are eligible to participate in the Employee Savings Plan (ESP), Southern Company's 401(k) plan. The named executive officers are also eligible to participate in the Supplemental Benefit Plan (SBP), which is a nonqualified deferred compensation plan where employer contributions are made that are prohibited under the ESP due to limits prescribed for 401(k) plans under the Internal Revenue Code.

The Company also provides the Deferred Compensation Plan (DCP), which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

The Company and its affiliates also provide supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers. The Company has a supplemental retirement agreement (SRA) with each of Mr. Crosswhite and Mr. Raymond. Prior to his employment with the Southern Company system, Mr. Crosswhite provided legal services to Southern Company's subsidiaries. Mr. Raymond's prior experience working on energy industry regulatory matters is valuable to the Company and its affiliates. Mr. Crosswhite's agreement provides an additional fifteen years of benefits, and Mr. Raymond's agreement provides retirement benefits as if he was employed an additional eight years. Mr. Crosswhite and Mr. Raymond are both vested in their respective benefits.These agreements provide a benefit which recognizes the expertise both brought to the Southern Company system, and they provide a strong retention incentive to remain with the Company, or one of its affiliates, for the vesting period and beyond.

Change-in-Control Protections

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “good reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment. For 2016, severance payment amounts were two times salary plus target Performance Pay Program opportunity for Mr. Crosswhite and one times salary plus Performance Pay Program opportunity for the other named executive officers. No excise tax gross-up would be provided. Change-in-control protections allow executive officers to focus on potential transactions that are in the best interest of shareholders.

Agreement with Mr. Spencer

Mr. Spencer and the Company executed an agreement to govern the terms of his employment with the Company while serving as President of the EDPA. The agreement is effective from April 1, 2016 until April 1, 2018. The agreement outlines Mr. Spencer's duties, compensation, and the effects of a termination of his employment with the Company prior to April 1, 2018. Under the agreement, Mr. Spencer is entitled to receive salary, benefits, and any merit increases provided to other employees in the same grade level. Additionally, he remains eligible to participate in the Performance Pay Program and the Performance Share Program at the same level as other employees in the same grade level. Mr. Spencer does not receive any compensation from the EDPA for his role as President.

Perquisites

The Company provides limited perquisites to its executive officers, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits. The perquisites provided in 2016 are described in detail in the information accompanying the Summary Compensation Table. No tax assistance is provided on perquisites for the Chairman, President, and Chief Executive Officer, except on certain relocation-related benefits.

OTHER COMPENSATION POLICIES

Executive Stock Ownership Requirements

Officers of the Company that are in a position of Vice President or above are subject to stock ownership requirements, which align the interests of officers and Southern Company stockholders by promoting a long-term focus and long-term share ownership. The ownership requirement is reduced by one-half at age 60.

The requirements are expressed as a multiple of base salary as shown below.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting Portion of Vested Stock Options
M. A. Crosswhite	3 Times	6 Times
P. C. Raymond	2 Times	4 Times
G. J. Barker	2 Times	4 Times
J. P. Heilbron	2 Times	4 Times
Z. W. Smith	2 Times	4 Times
S. R. Spencer	1.5 Times	3 Times

Ownership arrangements counted toward the requirements include shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the DCP and the SBP. A portion of vested stock options may be counted, but in that case the ownership requirement is doubled.

Newly-elected and newly-promoted officers have approximately six years from the date of their election or promotion to meet the applicable ownership requirement. Compliance with the applicable ownership requirement is measured as of September 30 each year. All of the named executive officers are meeting their respective ownership requirements.

Clawback of Awards

Southern Company's Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer of the Company knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer must repay the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Policy Regarding Hedging and Pledging of Common Stock

Southern Company's insider trading policy provides that employees, officers, and outside Directors will not trade Southern Company options on the options market and will not engage in short sales. In early 2016, Southern Company added a "no pledging" provision to the insider trading policy that prohibits pledging of Common Stock for all Southern Company Directors and executive officers, including the Company's President and Chief Executive Officer.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in the Company's 2016 Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in this Information Statement.

Members of the Compensation Committee:

Henry A. Clark III, Chair
David J. Grain
Donald M. James
Dale E. Klein
Steven R. Specker

SUMMARY COMPENSATION TABLE
The Summary Compensation Table shows the amount and type of compensation received or earned in 2014, 2015, and 2016 by the named executive officers, except as noted below.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Mark A. Crosswhite	2016	682,870	—	1,905,557	—	934,635	1,279,197	46,058	4,848,317
Chairman, President,	2015	633,537	—	1,475,743	—	698,899	698,803	45,102	3,552,084
and Chief Executive	2014	581,327	—	827,982	552,000	701,001	996,216	36,963	3,695,489
Officer
Philip C. Raymond	2016	375,165	—	264,385	—	322,908	548,027	27,493	1,537,978
Executive Vice	2015	362,200	—	255,424	—	271,849	291,508	30,686	1,211,667
President, Chief	2014	347,837	75,000	147,682	98,465	310,117	518,849	67,043	1,564,993
Financial Officer, and
Treasurer
Gregory J. Barker	2016	315,856	—	206,984	—	274,068	192,835	21,530	1,011,273
Executive Vice
President
James P. Heilbron	2016	257,925	—	155,591	—	197,184	115,625	18,972	745,297
Senior Vice President	2015	250,835	—	151,427	—	166,938	18,295	23,261	610,756
and Senior	2014	242,817	—	88,144	58,773	190,281	164,655	20,513	765,183
Production Officer
Zeke W. Smith	2016	375,177	—	264,385	—	322,918	555,865	28,304	1,546,649
Executive Vice	2015	362,211	—	255,424	—	271,858	280,996	35,714	1,206,203
President	2014	348,110	75,000	147,795	98,534	310,128	557,344	62,610	1,599,521
Steven R. Spencer	2016	502,511	—	480,567	—	475,768	789,562	31,809	2,280,217
Former Executive	2015	486,985	—	464,314	—	400,539	426,343	35,321	1,813,502
Vice President	2014	474,664	—	274,230	182,822	458,228	808,513	32,372	2,230,829

Column (a)

Mr. Barker first became a named executive officer in 2016.

Column (e)

This column does not reflect the value of stock awards that were actually earned or received in 2016. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares granted in 2016. The value reported is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model (50% of grant value) and the closing price of Common Stock on the grant date (50% of grant value). No amounts will be earned until the end of the three-year performance period on December 31, 2018. The value then can be earned based on performance ranging from 0% to 200%, as established by the Compensation Committee.

The aggregate grant date fair value of the performance shares granted in 2016 to the named executive officers, assuming that the highest level of performance is achieved, is as follows: Mr. Crosswhite - $3,811,114; Mr. Raymond - $528,771; Mr. Barker - $413,967; Mr. Heilbron - $311,182; Mr. Smith - $528,771; and Mr. Spencer - $961,135 (200% of the amount shown in the table). See Note 8 to the financial statements in the 2016 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (f)

The Compensation Committee moved away from granting stock options as part of the long-term incentive program in 2015. No stock options were granted in 2015 or 2016. This column reports the aggregate grant date fair value of stock options granted in 2014.

Column (g)

The amounts in this column reflect actual payouts under the annual Performance Pay Program. The amount reported for 2016 is for the one-year performance period that ended on December 31, 2016. The Performance Pay Program is described in detail in the CD&A.

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) as of December 31 of the applicable year. The Pension Benefits as of each measurement date are based on the named executive officer's age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or another Southern Company subsidiary until their benefits commence at the pension plans' stated normal retirement date, generally age 65. As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors: growth in the named executive officer's Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

This column also reports any above-market earnings on deferred compensation under the DCP. However, there were no above-market earnings on deferred compensation in the years reported.

Column (i)

The amounts reported for 2016 are itemized below.

	Perquisites ($)	Tax Reimbursements ($)	Company Contributions to ESP ($)	Company Contributions to SBP ($)	Total ($)
M. A. Crosswhite	11,627	0	13,120	21,311	46,058
P. C. Raymond	4,043	4,317	13,515	5,618	27,493
G. J. Barker	2,258	3,502	13,169	2,600	21,530
J. P. Heilbron	4,066	2,372	11,214	1,321	18,972
Z. W. Smith	5,972	3,249	13,464	5,619	28,304
S. R. Spencer	6,578	1,399	11,719	12,113	31,809

Description of Perquisites

Financial planning is provided for most officers of the Company, including all of the named executive officers. The Company provides an annual subsidy of up to a maximum amount of $8,200 to be used for financial planning, tax preparation fees, and estate planning. In the initial year, the maximum allowed amount is $13,200.

The Southern Company system has aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use associated with business travel is permitted for the President and Chief Executive Officer. Additionally, limited personal use related to relocation is permissible but must be approved. The amount reported for such personal use is the incremental cost of providing the benefit, primarily fuel costs. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.

The amount included also reflects the full cost to the Company of providing the following items: personal use of Company-provided computers, personal use of Company-provided tickets for sporting and other entertainment events, and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2016

This table provides information on short-term and long-term incentive compensation awards made in 2016.

		Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Grant Date Fair Value of Stock and Option Awards ($) (i)
M. A.		5,544	554,350	1,108,700
Crosswhite	2/8/2016				406	40,600	81,200	1,905,557

P. C.		1,888	188,835	377,670
Raymond	2/8/2016				56	5,633	11,266	264,385

G. J.		1,625	162,500	325,000
Barker	2/8/2016				44	4,410	8,820	206,984

J. P.		1,167	116,677	233,354
Heilbron	2/8/2016				33	3,315	6,630	155,591

Z. W.		1,888	188,841	377,682
Smith	2/8/2016				56	5,633	11,266	264,385

S. R.		2,782	278,227	556,454
Spencer	2/8/2016				102	10,239	20,478	480,567

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2016. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned for 2016 are included in column (g) of the Summary Compensation Table.

Columns (f), (g), and (h)

These columns reflect the performance shares granted to the named executive officers in 2016. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential shares that can be earned as established by the Compensation Committee. Earned performance shares and accrued dividends will be paid out in Common Stock following the end of the 2016 - 2018 performance period, based on the extent to which the performance goals are achieved. Any shares not earned are forfeited.

Column (i)

This column reflects the aggregate grant date fair value of the performance shares granted in 2016. 50% of the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model ($45.19), while the other 50% is based on the closing price of the Common Stock on the grant date ($48.82). The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements in the 2016 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

This table provides information about stock options and stock awards (performance shares) as of December 31, 2016.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (f)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (g)
M. A. Crosswhite	63,125	0	44.42	2/13/2022
	120,681	0	44.06	2/11/2023
	0	83,636	41.28	2/10/2024
					34,425	1,693,366
					42,459	2,088,558
P. C. Raymond	23,505	0	44.42	2/13/2022
	28,926	0	44.06	2/11/2023
	29,838	14,919	41.28	2/10/2024
					5,958	293,074
					5,891	289,778
G. J. Barker	16,589	0	37.97	2/14/2021
	16,858	0	44.42	2/13/2022
	20,551	0	44.06	2/11/2023
	19,275	9,638	41.28	2/10/2024
					3,905	192,087
					4,612	226,864
J.P. Heilbron	15,489	0	44.42	2/13/2022
	18,665	0	44.06	2/11/2023
	0	8,905	41.28	2/10/2024
					3,532	173,739
					3,467	170,542
Z. W. Smith	23,419	0	44.42	2/13/2022
	28,548	0	44.06	2/11/2023
	29,859	14,929	41.28	2/10/2024
					5,958	293,074
					5,891	289,778
S. R. Spencer	0	27,700	41.28	2/10/2024
					10,831	532,777
					10,708	526,727

Columns (b), (c), (d), and (e)

Stock options were not granted in 2015 or 2016. Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2011 through 2013 with expiration dates from 2021 through 2023 were fully vested as of December 31, 2016. Options granted in 2014 became fully vested on February 10, 2017 and expire on February 10, 2024.

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability, five years following retirement, or, if earlier, on the original expiration date.

Columns (f) and (g)

In accordance with SEC rules, column (f) reflects the target number of performance shares granted under the Performance Share Program that can be earned at the end of each three-year performance period (January 1, 2015 through December 31, 2017 and January 1, 2016 through December 31, 2018). The number of shares reflected in column (f) also reflects the deemed reinvestments of dividends on the target number of performance shares. Dividends are credited over the performance period but are only received at the end of the performance period if the underlying performance shares are earned.

The performance shares granted for the January 1, 2014 through December 31, 2016 performance period vested on December 31, 2016. Due to Southern Company's TSR performance relative to the selected peer group, no performance shares were paid out to any participants, including the named executive officers.

The value in column (g) is derived by multiplying the number of shares in column (f) by the Common Stock closing price on December 30, 2016 ($49.19). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period.

OPTION EXERCISES AND STOCK VESTED IN 2016

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
M. A. Crosswhite	231,199	2,645,737	—	—
P. C. Raymond	23,351	242,594	—	—
G. J. Barker	24,458	441,622	—	—
J. P. Heilbron	37,664	403,378	—	—
Z. W. Smith	—	—	—	—
S. R. Spencer	162,660	1,334,779	—	—

Columns (b) and (c)

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2016, and column (c) reflects the value realized. The value realized is the difference in the market price over the exercise price on the exercise date.

Columns (d) and (e)

While the performance shares granted for the January 1, 2014 through December 31, 2016 performance period vested on December 31, 2016, there were no shares paid out due to the level of performance relative to the selected peer group. No other stock awards vested in 2016 for the named executive officers.

PENSION BENEFITS AT 2016 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
M. A. Crosswhite	Pension Plan	11.92	410,073	0
	SBP-P	11.92	1,210,590	0
	SERP	11.92	641,220	0
	SRA	15.00	2,938,621	0
P. C. Raymond	Pension Plan	24.0	965,655	0
	SBP-P	24.0	950,046	0
	SERP	24.0	471,238	0
	SRA	8.0	820,886	0
	Pension Plan	13.17	441,655	0
G. J. Barker	SBP-P	13.17	201,742	0
	SERP	13.17	173,237	0
J. P. Heilbron	Pension Plan	17.17	392,153	0
	SBP-P	17.17	134,681	0
	SERP	17.17	116,823	0
Z. W. Smith	Pension Plan	33.75	1,313,650	0
	SBP-P	33.75	1,264,430	0
	SERP	33.75	648,724	0
S. R. Spencer	Pension Plan	37.83	1,760,810	0
	SBP-P	37.83	3,242,836	0
	SERP	37.83	1,190,223	0

Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company's primary retirement plan. Substantially all employees participate in this plan after one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant's last 10 calendar years of service are averaged to derive final average pay. The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008. A statutory limit restricts the amount considered each year; the limit for 2016 was $265,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation. For this formula, the final average pay computation is the same as above, but annual performance-based compensation earned each year is added to the base salary rates.

Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2016, all of the named executive officers were retirement-eligible except Mr. Heilbron.

The Pension Plan's benefit formulas produce amounts payable monthly over a participant's post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a beneficiary. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree's life.

Participants vest in the Pension Plan after completing five years of service. As of December 31, 2016, all of the named executive officers are vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commence at age 50 if they participated in the Pension Plan for 10 years. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

Prior to January 1, 2017, if a participant died while actively employed and was either age 50 or vested in the Pension Plan as of date of death, benefits would have been payable to a beneficiary. For deaths occurring on or after January 1, 2017, a participant must be vested in the Pension Plan as of the date of death. After commencing, survivor benefits are payable monthly for the remainder of a survivor's life.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

The SBP-P

The SBP-P is an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits. The SBP-P's vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant's separation from service.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When a SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than six percent.

Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree's single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the Internal Revenue Code, the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies after becoming vested in the Pension Plan, the beneficiary of the deceased participant will receive the installments the participant would have been paid upon retirement.

The SERP

The SERP is also an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. To derive the SERP benefits, a final average pay is determined reflecting participants' base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP's early retirement, survivor benefit, disability, and form of payment provisions mirror the SBP-P's provisions. However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. More information about vesting and payment of SERP benefits following a change in control is included under Potential Payments upon Termination or Change in Control. Effective January 1, 2016, participation in the SERP was closed to new participants.

SRA

The Company also provides supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers and generally provide for additional retirement benefits by giving credit for years of employment prior to employment with the Company or one of its affiliates. These supplemental retirement benefits are also unfunded and not tax-qualified. Information about the SRAs with Mr. Crosswhite and Mr. Raymond is included in the CD&A.

Pension Benefit Assumptions

The following assumptions were used in the present value calculations for all pension benefits:

•	Discount rate - 4.46% Pension Plan and 3.89% supplemental plans as of December 31, 2016,

•	Retirement date - Normal retirement age (65 for all named executive officers),

•	Mortality after normal retirement - Adjusted RP-2014 with generational projections,

•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement - None,

•	Form of payment for Pension Benefits:

◦	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity,

◦	Female retirees: 50% single life annuity; 30% level income annuity; 15% joint and 50% survivor annuity; and 5% joint and 100% survivor annuity,

•	Spouse ages - Wives two years younger than their husbands,

•	Annual performance-based compensation earned but unpaid as of the measurement date - 130% of target opportunity percentages times base rate of pay for year amount is earned, and

•	Installment determination - 3.75% discount rate for single sum calculation and 4.25% prime rate during installment payment period.

For all of the named executive officers, the number of years of credited service for the Pension Plan, the SBP-P, and the SERP is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2016 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
M. A. Crosswhite	69,890	21,311	32,245	0	430,896
P. C. Raymond	95,147	5,618	14,013	0	397,927
G. J. Barker	31,348	2,600	3,645	0	116,163
J. P. Heilbron	42,496	1,321	4,281	0	132,128
Z. W. Smith	135,929	5,619	37,483	0	1,080,089
S. R. Spencer	0	12,113	26,653	0	308,819

Southern Company provides the DCP, which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

DCP participants have two options for the deemed investments of the amounts deferred - the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder. During 2016, the rate of return in the Stock Equivalent Account was 9.99%.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account, which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States' largest banks. The interest rate earned on amounts deferred during 2016 in the Prime Equivalent Account was 3.59%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2016. The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2016 were the amounts that were earned as of December 31, 2015 but not payable until the first quarter of 2016. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2016 but not payable until early 2017. These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP. Under the Internal Revenue Code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Internal Revenue Code. The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP. The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on compensation the named executive officers elected to defer and on employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in the Company's prior years' Information Statements. The following chart shows the amounts reported in the Company's prior years' Information Statements.

	Amounts Deferred under the DCP Prior to 2016 and Reported in Prior Years' Information Statements ($)	Employer Contributions under the SBP Prior to 2016 and Reported in Prior Years' Information Statements ($)	Total ($)
M. A. Crosswhite	118,612	44,947	163,559
P. C. Raymond	247,884	14,895	262,779
G. J. Barker	—	—	—
J. P. Heilbron	62,854	1,253	64,107
Z. W. Smith	655,700	15,495	671,195
S. R. Spencer	—	117,431	117,431

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers serving as of December 31, 2016 under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company's compensation and benefit program or the change-in-control severance program. All of the named executive officers are participants in Southern Company's change-in-control severance program for officers. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2016 and assumes that the price of Common Stock is the closing market price on December 30, 2016.

Description of Termination and Change-in-Control Events

Different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs are listed below. No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for good reason.

Traditional Termination Events

•	Retirement or Retirement-Eligible - Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.

•	Resignation - Voluntary termination of a named executive officer who is not retirement-eligible.

•	Lay Off - Involuntary termination of a named executive officer who is not retirement-eligible not for cause.

•
Involuntary Termination - Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company's Drug and Alcohol Policy.

•	Death or Disability - Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events
At the Southern Company or Company level:

•
Southern Company Change-in-Control I - Consummation of an acquisition by another entity of 20% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change-in-Control II - Consummation of an acquisition by another entity of 35% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own less than 50% of Southern Company surviving the merger.

•	Southern Company Does Not Survive a Merger - Consummation of a merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.

•
Company Change-in-Control - Consummation of an acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, consummation of a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:

•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason - Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for good reason. Good reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity, or benefits; relocation of over 50 miles; or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.
Annual Performance Pay Program	Prorated if before 12/31.	Prorated if before 12/31.	Forfeit.	Prorated if before 12/31.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Vested options expire in 90 days; unvested are forfeited.	Vest; expire earlier of original expiration date or three years.	Forfeit.
Performance Shares	No proration if retirement prior to end of performance period. Will receive full amount actually earned.	Forfeit.	Forfeit.	Death - prorated based on number of months employed during performance period. Disability - not affected. Will receive full amount actually earned.	Forfeit.
Restricted Stock Units	Forfeit.	Vest.	Forfeit.	Vest.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Continues for one year.	Terminates.
DCP	Payable per prior elections (lump sum or up to 10 annual installments).	Payable per prior elections (lump sum or up to 10 annual installments).	Payable per prior elections (lump sum or up to 10 annual installments).	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Payable per prior elections (lump sum or up to 10 annual installments).
SBP - non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Payable per prior elections (lump sum or up to 20 annual installments).	Payable per prior elections (lump sum or up to 20 annual installments).	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Payable per prior elections (lump sum or up to 20 annual installments).

The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan. The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Does Not Survive Merger or Company Change in Control	Involuntary Change-in-Control-Related Termination or Voluntary Change-in-Control-Related Termination for Good Reason
Nonqualified Pension Benefits (except SRA)
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP-P benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Based on type of change-in-control event.
SRA	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest.
Annual Performance Pay Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	Prorated at target performance level.	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level.
Stock Options	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
Performance Shares	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
Restricted Stock Units	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
DCP	Not affected.	Not affected.	Not affected.	Not affected.
SBP	Not affected.	Not affected.	Not affected.	Not affected.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.	One or two times base salary plus target annual performance-based pay.
Healthcare Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group healthcare plan plus payment of two or three years' premium amounts.
Outplacement Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2016.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2016 under the Pension Plan, the SBP-P, the SERP, and, for Mr. Crosswhite and Mr. Raymond, the SRA are itemized in the following chart. The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2016 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP. The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2016 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments. Benefits under the SERP would be forfeited. The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP.

The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits table. Of the named executive officers, only Mr. Heilbron was not retirement-eligible on December 31, 2016.

Name	Retirement ($)		Resignation or Involuntary Termination ($)	Death (payments to a spouse) ($)
M. A. Crosswhite	Pension	2,516	All plans treated as retiring	1,879
	SBP-P	156,092	All plans treated as retiring	156,092
	SERP	82,678	All plans treated as retiring	82,678
	SRA	378,901	All plans treated as retiring	378,901
P. C. Raymond	Pension	6,183	All plans treated as retiring	3,900
	SBP-P	120,422	All plans treated as retiring	120,422
	SERP	59,731	All plans treated as retiring	59,731
	SRA	104,051	All plans treated as retiring	104,051
G. J. Barker	Pension	2,683	All plans treated as retiring	2,075
	SBP-P	25,959	All plans treated as retiring	25,959
	SERP	22,291	All plans treated as retiring	22,291
J. P. Heilbron	Pension	n/a	1,842	2,759
	SBP-P	n/a	174,419	20,007
	SERP	n/a	0	17,355
Z. W. Smith	Pension	8,388	All plans treated as retiring	5,313
	SBP-P	160,451	All plans treated as retiring	160,451
	SERP	82,320	All plans treated as retiring	82,320
S. R. Spencer	Pension	11,462	All plans treated as retiring	5,914
	SBP-P	380,116	All plans treated as retiring	380,116
	SERP	139,514	All plans treated as retiring	139,514

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P, the SERP, and the SRA could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2016 following a change-in-control-related event, other than a Southern Company Change-in-Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P ($)	SERP ($)	SRA ($)	Total ($)
M. A. Crosswhite	1,560,916	826,779	3,789,012	6,176,707
P. C. Raymond	1,204,222	597,313	1,040,506	2,842,041
G. J. Barker	259,588	222,910	0	482,498
J. P. Heilbron	171,486	148,748	0	320,234
Z. W. Smith	1,604,509	823,203	0	2,427,712
S. R. Spencer	3,801,158	1,395,145	0	5,196,303

The pension benefit amounts in the tables above were calculated as of December 31, 2016 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were based on a 2.95% discount rate.

Annual Performance Pay Program

The amount payable if a change in control had occurred on December 31, 2016 is the greater of target or actual performance. Because actual payouts for 2016 performance were above the target level for all of the named executive officers, the amount that would have been payable to the named executive officers was the actual amount paid as reported in the Summary Compensation Table.

Stock Options and Performance Shares (Equity Awards)

Equity Awards would be treated as described in the Termination and Change-in-Control charts above. If Southern Company consummates a merger and is not the surviving company, all Equity Awards vest. However, there is no payment associated with Equity Awards in that situation unless the participants' Equity Awards cannot be converted into surviving company awards. In that event, the value of outstanding Equity Awards would be paid to the named executive officers. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest.

For stock options, the value is the excess of the exercise price and the closing price of Common Stock on December 30, 2016. The value of performance shares is calculated using the closing price of Common Stock on December 30, 2016.

The chart below shows the number of stock options for which vesting would be accelerated and the amount that would be payable if there were no conversion to the surviving company's stock options. It also shows the number and value of performance shares that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)		Total Number of Equity Awards Following Accelerated Vesting (#)		Total Payable in Cash without Conversion of Equity Awards ($)
	Stock Options	Performance Shares	Stock Options	Performance Shares
M. A. Crosswhite	83,636	76,884	267,442	76,884	5,363,685
P. C. Raymond	14,919	11,849	97,188	11,849	1,197,389
G. J. Barker	9,638	8,517	82,911	8,517	1,019,621
J. P. Heilbron	8,905	6,999	43,059	6,999	584,353
Z. W. Smith	14,929	11,849	96,755	11,849	1,195,285
S. R. Spencer	27,700	21,539	27,700	21,539	1,278,610

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Healthcare Benefits

All of the named executive officers except Mr. Heilbron were retirement-eligible as of December 31, 2016. Healthcare benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. For non-retirement-eligible employees, healthcare benefits would not become available until the participant reaches the age of 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. The estimated cost of providing up to a maximum of two years of healthcare insurance premiums for Mr. Heilbron is approximately $30,609.

Financial Planning Perquisite

An additional year of the financial planning perquisite, which is set at a maximum of $8,200 per year, will be provided after retirement for retirement-eligible named executive officers.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan. The plan provides severance benefits, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for cause, or they voluntarily terminate for good reason. The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

•
As of December 31, 2016, the severance payment was two times the base salary and target payout under the annual Performance Pay Program for Mr. Crosswhite and one times the base salary and target payout under the annual Performance Pay Program for the other named executive officers.

•	The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer.

•
If any portion of the severance amount constitutes an "excess parachute payment" under Section 280G of the Internal Revenue Code and is therefore subject to an excise tax, the severance amount will be reduced unless the after-tax "unreduced amount" exceeds the after-tax "reduced amount." Excise tax gross-ups will not be provided on change-in-control severance payments.

The table below estimates the severance payments that would be made to the named executive officers under the change-in-control severance plan if they were terminated as of December 31, 2016 in connection with a change in control.

Severance Amount ($)
M. A. Crosswhite	2,494,577
P. C. Raymond	566,505
G. J. Barker	487,501
J. P. Heilbron	375,960
Z. W. Smith	566,524
S. R. Spencer	784,094
Under the terms of his agreement with the Company, Mr. Spencer is also entitled to receive a lump sum payment equivalent to the remaining amount of his base salary that would have been paid through April 1, 2018 if he is terminated by the Company without cause. As of December 31, 2016, he would have been entitled to a lump sum payment of approximately $632,334.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation and Management Succession Committee is made up of independent Directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2016, none of Southern Company's or the Company's Directors or executive officers served on the Board of Directors of any entities whose executive officers serve on the Southern Company Compensation and Management Succession Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock beneficially owned by Directors, nominees for Director, and executive officers as of December 31, 2016. It is based on information furnished by the Directors, nominees, and executive officers. The shares of Common Stock beneficially owned by all Directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2016.

		Shares Beneficially Owned Include:
Name of Directors, Nominees, and Executive Officers	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Individuals Have Right to Acquire Within 60 Days(3)	Shares Held by Family Member(4)
Whit Armstrong	26,349	14,073	—	—
David J. Cooper, Sr.	49,477	—	—	—
Mark A. Crosswhite	284,173	—	267,442	—
O.B. Grayson Hall, Jr.	1,251	—	—	—
Anthony A. Joseph	2,400	1,858	—	—
Patricia M. King	14,753	14,067	—	—
James K. Lowder	29,399	—	—	—
Robert D. Powers	15,525	14,127	—	—
Catherine J. Randall	1,907	—	—	—
C. Dowd Ritter	15,303	—	—	—
R. Mitchell Shackleford, III	2,561	2,439	—	—
Gregory J. Barker	89,708	—	82,911
James P. Heilbron	53,242	—	43,059	32
Philip C. Raymond	115,967	—	97,188	—
Zeke W. Smith	112,701	—	96,755	—
Steven R. Spencer	31,110	—	27,700	—
Directors, Nominees, and Executive Officers as a group (16 people)	845,826	46,564	615,055	32

(1)
“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof. The amount shown in this column for Mr. Lowder, a Director of the Company, includes 25,950 shares of Common Stock he has pledged to two financial institutions to secure a loan made to him and a margin line of credit.

(2)	Indicates the number of deferred stock units held under the Director Deferred Compensation Plan.

(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.
(4) Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2016, Ms. Markell A. Heilbron, the spouse of Mr. James P. Heilbron, an executive officer of the Company, was employed by the Company as an Environmental Affairs Manager and received compensation of $290,033, as calculated in accordance with SEC rules and regulations.

Ms. Patricia M. King, a Director of the Company, is Chairman of the Board of Sunny King Automotive Group. During 2016, the Company made payments of approximately $6.6 million to one or more corporations comprising Sunny King Automotive Group, substantially related to vehicle purchases. The base price of the vehicles was set by competitive bid among multiple manufacturers.

Mr. Grayson Hall, a Director of the Company, is Chairman, President, and Chief Executive Officer of Regions Financial Corporation.  During 2016, certain subsidiaries of Regions Financial Corporation furnished banking, financial, and trustee services in the ordinary course of business to the Company and its affiliates for which approximately $3.5 million was received by these certain subsidiaries of Regions Financial Corporation. The relationship between the Company and Regions Financial Corporation is a long-term relationship that existed prior to Mr. Hall’s election to the Board of Directors.  The Company intends to utilize banking and financial services provided by Regions Financial Corporation and its subsidiaries in the future.

Mr. David Cooper, a Director of the Company, is Vice Chairman of Cooper/T. Smith Corporation. His brother, Angus R. Cooper, II, is Chairman and CEO of Cooper/T. Smith Corporation. Cooper/T. Smith Corporation has numerous subsidiary companies which engage in barge transportation and restaurant management. During 2016, the Company made payments of approximately $150,000 to certain subsidiaries of Cooper/T. Smith Corporation, substantially related to transportation and meal expenses.

Mr. Anthony Joseph, a Director of the Company, is a shareholder with the law firm of Maynard, Cooper & Gale, P.C. During 2016, the Company made payments of approximately $164,000 to Maynard, Cooper & Gale, P.C., substantially related to retainers and payments for legal, governmental relations, and public relations services. The Company has had a relationship with Maynard, Cooper & Gale, P.C. since 2007, prior to Mr. Joseph's election to the Company's Board. Mr. Joseph was not directly involved in any work done on behalf of the Company in 2016. Additionally, Julie Wilson Portera, daughter-in-law of former Company Director Dr. Malcolm Portera, is a shareholder with Maynard, Cooper & Gale, P.C.

The Company does not have a written policy pertaining solely to the approval or ratification of "related party transactions" and has a robust system for identifying potential related party transactions.

•
The Southern Company Audit Committee is responsible for overseeing the Code of Ethics, which includes policies relating to conflicts of interest. The Code of Ethics requires that all employees and directors avoid conflicts of interest, defined as situations where the person's private interests conflict, or even appear to conflict, with the interests of Southern Company as a whole.

•
Southern Company also has a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for purchases of materials for $10,000 and above and for purchases of services for $25,000 and above or approval based on documented business needs for sole sourcing arrangements.

•
At least annually, each director and executive officer completes a detailed questionnaire that asks about any business relationship that may give rise to a conflict of interest and all transactions in which the Southern Company or a subsidiary is involved and in which the executive officer, director, or a related party has a direct or indirect material interest.

•	Southern Company also conducts a review of financial systems to identify potential conflicts of interest and related party transactions.

The approval and ratification of any related party transactions would be subject to these written policies and procedures which include:

•	A determination of the need for the goods and services;

•	Preparation and evaluation of requests for proposals by the lead support organization;

•	The writing of contracts;

•	Controls and guidance regarding the evaluation of the proposals; and

•	Negotiation of contract terms and conditions.
As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount. In the ordinary course of the Southern Company system's business, electricity is provided to some directors and entities with which the directors are associated on the same terms and conditions as provided to other customers of the Southern Company system.